                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2)).
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Materials Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                         Integrated Orthopaedics, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         Integrated Orthopaedics, Inc.
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(I)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------
/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                         INTEGRATED ORTHOPAEDICS, INC.
                      (formerly DRCA Medical Corporation)

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 8, 1997

TO THE STOCKHOLDERS OF INTEGRATED ORTHOPAEDICS, INC.:

The Annual Meeting of Stockholders of Integrated Orthopaedics, Inc. (the "Company") will be held at the Doubletree Hotel, 2001 Post Oak Boulevard, Houston, Texas 77056, at 3:30 p.m., local time, May 8, 1997 for the following purposes:

1. To elect Directors to serve until the 1998 Annual Meeting of Stockholders or until their successors shall have been duly elected and qualified;

2. To ratify the selection by the Board of Directors of Price Waterhouse as independent accountants of the Company for the fiscal year ending December 31, 1997; and

3.  To transact such other business as may properly come before the meeting.

Common stockholders of record at the close of business on March 17, 1997 will be entitled to notice of and vote at the meeting.

                                    By order of the Board of Directors


                                    JEFFERSON R. CASEY, Secretary


Houston, Texas
Dated: April 11, 1997

Please mark, date and sign the enclosed proxy card and return it in the enclosed addressed envelope at your earliest convenience, thereby saving the Company the expense of further solicitation of proxies. Stockholders planning to attend the Annual Meeting in person are requested to mark the appropriate box on the enclosed Proxy.

                         INTEGRATED ORTHOPAEDICS, INC.
                            3 RIVERWAY, SUITE 1430
                             HOUSTON, TEXAS  77056

                                PROXY STATEMENT
                      1997 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Integrated Orthopaedics, Inc. (the "Company") of the enclosed proxy (the "Proxy") to be used at the Company's 1997 Annual Meeting of Stockholders (the "Annual Meeting") and at any adjournments thereof for the purposes of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting is to be held at the Doubletree Hotel, 2001 Post Oak Boulevard, Houston, Texas 77056, at 3:30 p.m., local time, May 8, 1997. This Proxy Statement and the Proxy were first sent or given to the Company's stockholders on or about April 14, 1997.

Only stockholders of record on March 17, 1997, (the "record date") are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The Proxy, if properly executed and returned, will be voted (or withheld or abstained from voting) according to the choices specified therein. The Proxy will be voted in favor of (i) the election of each nominee for director named thereon, unless a choice is indicated to withhold authority to vote for such nominee, and (ii) each proposal described therein unless a choice is indicated to vote against or to abstain from voting on any specific proposal.

The Proxy may be revoked (i) by providing written notice of such revocation to Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, NY 10004, if such notice is received prior to 5:00 P.M., New York City time on Wednesday, May 1, 1997, or (ii) by attendance at the meeting and voting in person.

Stockholders planning to attend the Annual Meeting in person are requested to mark the appropriate box on the enclosed Proxy.

                                 VOTE REQUIRED

The Common Stock and the Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") are the only voting securities of the Company. As of the record date, there were (i) 5,302,474 shares of Common Stock issued and 5,286,641 shares outstanding, and (ii) 25,226 shares of the Series A Preferred Stock issued and outstanding. The presence, in person or by proxy, of a majority of the votes represented by the aggregate of the outstanding shares of Common Stock and Series A Preferred Stock on the record date is necessary to constitute a quorum at the meeting. Each holder of Common Stock is entitled to one vote for each share of Common Stock owned on the record date. Each holder of Series A Preferred Stock is entitled to approximately 30.49 votes for each share of Series A Preferred Stock owned on the record date. Assuming the presence of a quorum, the affirmative vote of the holders of at least a majority of the votes represented at the Annual Meeting is required for the approval of Items 1 and 2 set forth in the accompanying Notice. Proxies are being tallied by Continental Stock Transfer & Trust Company for stockholders who are not present at the Annual Meeting. A panel of three Judges appointed by the Company will tabulate the shares which are voted by Proxy and in person at the Annual Meeting. Abstentions and broker non-votes are counted for the purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast or proposals presented to stockholders, whereas broker non-votes are not counted for the purposes of determining whether a proposal has been approved.

                                    ITEM 1
                      NOMINEES, DIRECTORS AND COMMITTEES

ELECTION OF DIRECTORS

The number of directors elected to the Board can range from two to a maximum number to be determined by a majority vote of the board of directors as provided in the Company's Bylaws. At the meeting five directors are to be elected to hold office until the next annual meeting of shareholders or until the successors of each shall be qualified. The five nominees are William F. Donovan, M.D., Jose E. Kauachi, Victor M. Rivera, M.D., Clifford R. Hinkle, and Ronald E. Pierce. Messrs. Kauachi, Donovan, Rivera and Hinkle are currently directors of the Company. Unless a choice is specifically indicated on the enclosed Proxy to withhold authority to vote for a nominee, all shares represented by proxies which are executed and received prior to the meeting will be voted for the election of said nominees.

Messrs. Donovan, Kauachi, Rivera, Hinkle and Pierce have each consented to being named in this proxy statement and have agreed to serve if elected. Although it is not contemplated that any of these nominees will be unable to serve, if such a situation arises before or during the meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill such vacancy.

Appearing below is certain biographical and other information with respect to each nominee.



NAME                         AGE              POSITION

Jose E. Kauachi               58          Chairman of the Board and
                                           Chief Executive Officer
William F. Donovan, M.D.      54          Director
Victor M. Rivera, M.D.        55          Director
Clifford R. Hinkle            48          Director
Ronald E. Pierce              42          President and Chief Operating
                                           Officer

JOSE E. KAUACHI, (age 58). Mr. Kauachi has served variously as President, Chairman of the Board, Chief Executive Officer and Treasurer of the Company since October 1986. Mr. Kauachi received his degree in Mechanical Engineering Route to Business Administration in 1965 from the University of Texas. Mr. Kauachi was an independent top management consultant specializing in projects in the medical field from 1984 through 1987. During this period he assisted start-up businesses and in the development of existing businesses, including the founding of the Company in 1986. As a top management consultant Mr. Kauachi performed management consulting work for the government of Mexico in connection with overall organization, strategic planning and finance. He also provided consulting services for Mexican and Spanish companies interested in establishing and developing business operations in the Southwestern United States. From 1974 through 1976, Mr. Kauachi was Director of the Mexico Division of Financiera de Nuevo Leon, SA de CV a Mexican investment bank; top management consultant for McKinsey & Company, Inc., a New York based international top management consulting firm, from 1972 through 1974; Project Manager for Banamex, a Mexican banking and industrial group from 1971 through 1972; and, international Credit Manager with the International Bank of America in San Francisco, California from 1969 to 1971. Mr. Kauachi served as Vice President and General Manager of Carte Blanche Corporation's credit card operations in Mexico from 1967 to 1969.

Mr. Kauachi has been a Director of the Company since October 1986, served as a member of the Audit Committee until June 1, 1990, and has served as a member of the Compensation Committee until April 7, 1997. Mr. Kauachi currently serves as Chairman of the Board and Chief Executive Officer.

WILLIAM F. DONOVAN M.D., (age 54). Dr. Donovan has been engaged in the private practice of orthopedic surgery in Houston, Texas for over 22 years. Dr. Donovan received his B.S. degree from John Carroll University in 1964 and his medical degree from Loyola-Stritch Medical School, Chicago, Illinois, in 1968. Dr. Donovan's residency in orthopedic surgery was completed at Northwestern University in 1973. Dr. Donovan is a member of the American Board of Orthopedic Surgery, American Academy of Orthopedic Surgery, Houston Orthopedic Society, Texas Orthopedic Society, Harris County Medical Society, International Arthroscopy Association, Texas Medical Association, Western Orthopedic Association, and American Academy of Disability Evaluating Physicians, and is a Medical Review Officer.

Dr. Donovan has been a Director of the Company since October 1986, served as a member of the Compensation Committee from election until June 1, 1990, and served as a member of the Audit Committee until November 14, 1997. Dr. Donovan served as Chairman of the Board until May 1992. He also serves as the Company's Medical Director, its primary advisor regarding strategic and operational issues related to the Company's management of medical practices.

VICTOR M. RIVERA, M.D., (age 55). Dr. Rivera has been engaged in the practice of neurological medicine for over 24 years. Dr. Rivera received his medical degree from the National School of Medicine, Mexico in 1965. Dr. Rivera completed his residency in neurology at Wayne State University, Affiliated Hospital, Detroit, Michigan and Baylor College of Medicine, Houston, Texas in 1969. Dr. Rivera has served as Director of the Houston Neurological Center since 1977. He was with the Zimmerman Medical Clinic, Houston, Texas from 1975 to 1977. He served in the Neurology Department of Baylor College of Medicine, Houston, Texas from 1970 to 1975. Dr. Rivera is a member of the American Medical Association, American Academy of Neurology, Harris County Medical Association, Houston Neurological Society, International Rehabilitation Medicine Association, and the Texas Medical Association.

Dr. Rivera has been a Director since May 1992, has served as a member of the Audit Committee since election as a director, and has served as a member of the Compensation and Acquisition Committees since November 14, 1996.

CLIFFORD R. HINKLE (age 48). Mr. Hinkle has served as a director of the Company since November 1996. Since 1991, Mr. Hinkle has been a director and executive officer of the Flagler companies, including Flagler Capital Corporation (President, 1991 present), which provides financial advisory and investment consulting services, and Flagler Holding, Inc. (Chairman and CEO, 1996 present), a merchant banking company. He was a director of MHI Group, Inc., a New York Stock Exchange Company, which owned and operated funeral homes and cemeteries from 1993 until November 1995 when the company was acquired by a subsidiary of The Loewen Group. Since 1993, he has been a director of Commercial Net Lease Realty, Inc., a NYSE listed real estate investment trust. Mr. Hinkle is a director of Prime Succession, Inc. From 1987 to 1991, Mr. Hinkle was the Executive Director and Chief Investment Officer of the State Board of Administration of Florida and managed over $40 billion in various trust funds.

Mr. Hinkle was elected to the board of directors on November 14, 1996 and has served on the Audit, Compensation and Acquisition Committees since his election as a director.

RONALD E. PIERCE (age 42). Mr. Pierce has served as President and Chief Operating Officer of the Company since October 1996. Mr. Pierce received his Bachelor of Arts and Masters of Science degrees from the State University of New York in 1976 and 1978, respectively. With over 16 years of healthcare management experience, Mr. Pierce was recruited to transition the Company to a specialty focused physician practice management strategy. From 1995 to 1996, Mr. Pierce was Vice President of Operations at American Oncology Resources, a leading single specialty physician practice management company focused on oncology, where he successfully redefined corporate infrastructure, decentralized operations, created new operating processes, and implemented same store growth strategies. From 1989 to 1995, Mr. Pierce served as Vice President at Caremark International, a physician practice management company now part of MedPartners. From 1980 to 1989, he served in various management positions at Baxter International and American Hospital Supply Corporation.

COMMITTEES AND MEETINGS

The Board of Directors held two formal meetings during 1996, The Board also took action by unanimous written consent on 11 occasions.

The Board of Directors has standing Audit, Compensation and Acquisition
Committees.   The 1997 Audit Committee will be composed of Dr. Victor M. Rivera and Mr. Clifford R. Hinkle. The Compensation Committee is comprised of Dr. Victor M. Rivera and Clifford R. Hinkle. The Acquisition Committee will be comprised of Dr. Victor M. Rivera, Clifford R. Hinkle and Ronald E. Pierce.

Audit Committee. The Audit Committee's functions are to monitor and review the performance of the Company's independent accountants and recommend to the Board from year to year a firm to be selected as the Company's independent accountants. The Audit Committee's role also includes reviews of the Company's policies and procedures with respect to auditing, accounting, and financial controls, periodic informal meetings with the Company's staff regarding accounting and financial procedures and recommendations to the Board regarding methods of control over the audit and accounting functions.

Compensation Committee. The Compensation Committee's functions are to establish and administer the Company's compensation plans, if it deems appropriate, to recommend the adoption of new plans or amendments to existing plans, and to recommend to the Board the salary ranges and other remuneration payable to the officers and the managerial and technical personnel of the Company. Since Mr. Kauachi was the only member of the Compensation Committee until November 14, 1996, no formal committee meetings were held. Mr. Kauachi made recommendations regarding compensation matters as necessary to the Board of Directors and all matters pertaining to Mr. Kauachi's compensation were approved by unanimous consent of all other Directors of the Company.

Acquisition Committee. The Acquisition Committee was first formed in November, 1996 and held no formal meetings during 1996.

The Company has no nominating committee or any committee serving a similar function.

DIRECTORS' COMPENSATION

Except for Dr. Rivera and Mr. Hinkle, no directors receive any compensation for attendance at Board and Committee meetings. In order to compensate Dr. Rivera and Mr. Hinkle for their participation on the Board of Directors, the Company has agreed to issue to each options to acquire 4,000 shares of the Company's Common Stock at a price of $3.00 per share, such options to vest one-twenty-fourth per month over the first 24 months of service as a director. All Directors are entitled to reimbursement for reasonable travel expenses incurred in attending meetings of the Company's directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS DIRECTOR.

                                    ITEM 2
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

Price Waterhouse has been selected by the Board of Directors to serve as the Company's independent accountants for the fiscal year ending December 31, 1997. Price Waterhouse is a nationally recognized accounting firm and has acted as the Company's independent accountants since December 14, 1990. The firm is familiar with the operations of the Company and has offices easily accessible to those of the Company.

The Board of Directors recommends that the selection of Price Waterhouse be ratified by the stockholders. Ratification of the selection of accountants is not required; however, the Board of Directors is submitting this matter to the stockholders in order to enhance their participation in this aspect of the Company's affairs. If the stockholders do not ratify the selection of Price Waterhouse, this selection of independent accountants will be reconsidered by the Board of Directors.

A representative of Price Waterhouse is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

                              EXECUTIVE OFFICERS

The following table lists the present executive officers of the Company as of the date hereof and the capacities in which they serve.


Name of Individual                     Age                 Capacity

Jose E. Kauachi                         58        Chairman of the Board, and
                                                   Chief Executive Officer
Ronald E. Pierce                        42        President & Chief Operating
                                                  Officer
Jefferson R. Casey                      45        Senior Vice President,
                                                   Secretary and Treasurer
Kerry N. Lowery                         38        Vice President, Development

Biographical information with respect to Mr. Kauachi and Mr. Pierce was previously described under Item 1. Biographical information with respect to the other executive officers is as follows:

JEFFERSON R. CASEY (age 45) is presently serving as Senior Vice President, Secretary, and Treasurer, and has served variously as Executive Vice President and President since December 3, 1991. Mr. Casey was Vice President, Chief Financial Officer and on the Board of Directors of Avanti Health Systems, Inc. from December 19, 1988 until March 15, 1991. Mr. Casey was self-employed as a management and financial consultant from March 15, 1991 until joining the Company in December 1991. From November 7, 1979 until December 18, 1988 he served as Vice President of Finance, Chief Financial Officer with Community Health Computing, Inc. Mr. Casey was Controller of Arbuckle Electrical Machinery, Co., Inc. from April 6, 1978 to December 17, 1979, and served as a Commercial Banking Officer with Houston Citizens Bank & Trust from January 1, 1976 through April 5, 1978. Mr. Casey received a Master of Business Administration in Finance and a Bachelor of Business Administration in Marketing from the University of Texas.

KERRY N. LOWERY (age 38) has served as the Vice President, Business Development since joining the Company in December, 1996. Mr. Lowery served as Director of Corporate Development for American Oncology Resources (AOR), an oncology single specialty physician practice management company from December 1994 through November 1996. From March 1992 until joining AOR, Mr. Lowery served as President of Primedical Physician Services. The business provided medical staff development and physician staffing services for hospitals and medical groups. Prior to forming Primedical, Mr. Lowery served as Chief Marketing Officer of a hospital in South Texas for Epic Healthcare, a proprietary hospital management company from June, 1991 until March, 1992. From 1984 until 1991, Mr. Lowery served as an officer in various capacities with Jackson and Coker, a national physician staffing and management company. Mr. Lowery received his Bachelor of Business administration in Accounting from Harding University.

Each officer has been elected to serve until the 1997 Annual Meeting of the Board of Directors, which will be held May 7, 1997. The Company anticipates that all of the officers will be re-elected to their positions at that time.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICAL
                             OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

On March 17, 1997, there was no person who owned of record, and none were known to the Company to own beneficially, more than 5% of the Common Stock, except as set forth below.


                                         Amount and
Name and Address of                       Nature of         Percent
 Beneficial Owners                     Beneficial Owner     of Class
 -----------------                     ----------------    ----------

Sharon Ann Donovan                   1,101,500 shares (a)      20.8%
   Three Riverway,  Suite 1430
   Houston, Texas  77056

Jose E. Kauachi                      1,371,135 shares (b)      25.2%
   Three Riverway, Suite 1430
   Houston, Texas  77056

Chartwell Capital Investors, L.P.    769,082 shares (c)        12.7%
   1610 Independent Square
   Jacksonville, Florida  32202

(a) Sharon Ann Donovan, the spouse of William F. Donovan, M.D. (a director of the Company), disclaims any beneficial ownership with respect to securities owned by Dr. Donovan.

(b) Represents 1,196,781 shares of Common Stock presently owned, 750 shares of common stock owned by Mr. Kauachi's wife, and 23,604 shares of common stock owned by Mr. Kauachi's daughter, 100,000 shares of Common Stock which could be acquired upon exercise of Warrants by Mr. Kauachi (which warrants are currently exercisable) and options to purchase 50,000 shares (which options are currently exercisable). Mr. Kauachi disclaims any beneficial ownership with respect to securities owned by his wife and daughter.

(c) Represents the shares obtainable upon conversion of 25,226 shares of the Series A Preferred Stock owned by Chartwell Capital Investors, L.P.

Management Equity Ownership

Listed in the table below are the equity securities beneficially owned as of March 17, 1997, by directors, certain executive officers and directors and executive officers as a group and the percent of class represented by the equity securities owned by each person or group.



                                           Amount and
Name and Address of                         Nature of              Percent
 Beneficial Owners                       Beneficial Owner(a)       of Class
 -----------------                       -------------------       --------
William F. Donovan, M.D.                 1,354,900 (b)               24.9%
   Three Riverway,  Suite 1430
   Houston, Texas  77056

Jose E. Kauachi                          1,371,135 (c)               25.2%
   Three Riverway, Suite 1430
   Houston, Texas  77056

Victor M. Rivera, M.D.                    4,161.52 (d)                 *
   Three Riverway, Suite 1430
   Houston, Texas  77056

Ronald E. Pierce.                           98,600                    1.9%
   3 Riverway, Suite 1430
   Houston, Texas  77056

Jefferson R. Casey                         110,050 (e)                2.0%
   Three Riverway, Suite 1430
   Houston, Texas  77056

Clifford R. Hinkle                          16,002 (f)                 *
   P.O. Box 351
   Tallahassee, Florida 32302

Directors and Executive Officers as a    2,954,898(g)                52.0%
group (six persons)
________________________

*  Less than one percent

(a) The information as to beneficial ownership has been furnished by the respective directors and officers. Each person or group has sole voting and investment power unless otherwise indicated.

(b) Represents 103,450 shares of Common Stock presently owned, 1,101,500 shares of Common Stock owned by Dr. Donovan's wife, and 100,000 shares of Common Stock which could be acquired upon exercise of a warrant by Dr. Donovan, (which warrant is currently exercisable) and options to purchase 50,000 shares (which options are currently exercisable). Dr. Donovan disclaims any beneficial ownership with respect to shares of Common Stock owned by Sharon Ann Donovan, his spouse, who has sole voting and investment power as to such shares.

(c) Represents 1,196,781 shares of Common Stock presently owned, 750 shares of common stock owned by Mr. Kauachi's wife, and 23,604 shares of common stock owned by Mr. Kauachi's daughter, 100,000 shares of Common Stock which could be acquired upon exercise of Warrants by Mr. Kauachi (which warrants are currently exercisable) and options to purchase 50,000 shares (which options are currently exercisable). Mr. Kauachi disclaims any beneficial ownership with respect to securities owned by his wife and daughter.

(d) Represents (a) 500 shares of Common Stock presently owned, (b) 1,661.52 shares of Common Stock (after dilution) which could be acquired upon exercise of warrants and (c) 2,000 shares obtainable upon the exercise of options which are exercisable within 60 days after the record date.

(e) Represents 23,800 shares of Common Stock presently owned, and options to purchase 86,250 shares of Common Stock (which options are currently exercisable).

(f) Includes (a) 5,000 shares of Common Stock presently owned, (b) 10,000 shares of Common Stock held by Flagler Holdings, Inc. of which Mr. Hinkle exercises sole voting and dispositive powers and (c) 1,002 shares of Common Stock obtainable upon the exercise of options which are exercisable within 60 days after the record date.

(g) Represents 2,563,985 shares of Common Stock, options to purchase 789,252 shares of Common Stock, and warrants to purchase 201,661.52 shares of Common Stock (which options and warrants are exercisable within 60 days).


                            EXECUTIVE COMPENSATION

********************************************************************************

The following table sets forth all compensation paid, distributed or accrued for services rendered in all capacities to the Company during the fiscal years ended December 31, 1996, 1995 and 1994 to the Company's Chief Executive Officer, and the four most highly compensated executive officers other than the CEO whose total compensation exceeds $100,000.

                          SUMMARY COMPENSATION TABLE

                                                            LONG-TERM
                                   ANNUAL COMPENSATION     COMPENSATION
       (A)                           (B)          (C)           (G)            (I)
                                                            SECURITIES
                                                            UNDERLYING
                                                          OPTIONS/SARs        OTHER
NAME AND PRINCIPLE POSITION         YEAR         SALARY        (#)         COMPENSATION
---------------------------         ----         ------        ---         ------------
Jose E. Kauachi, CEO                1996        $289,688      150,000        $3,230/1/
                                    1995        $267,885      150,000        $4,414/2/
                                    1994        $278,300      100,000        $3,230/3/

Johnny L. Sanders *                 1996        $111,815       87,500        $1,200/4/
 Sr. Vice President                 1995        $111,545       87,500        $  877/4/

Jefferson R. Casey                  1996        $102,524       86,250        $1,068/5/
Sr. Vice President                  1995        $ 81,296       86,250        $  812/5/
                                    1994        $ 69,632       86,250        $  554/5/

*  Mr. Sanders' employment with the Company terminated on December 31, 1996.

1 Amount of term life insurance premium paid by the Company for the benefit of Mr. Kauachi.

2 Comprised of $4,196 in term life insurance premium paid for the benefit of Mr. Kauachi and $218 paid by the Company into Mr. Kauachi's 401(k) account as an employer matching contribution.

3 Comprised of $2,980 in term life insurance premiums paid for the benefit of Mr. Kauachi and $250 paid by the Company into Mr. Kauachi's 401(k) account as an employer matching contribution.

4 Amounts paid by the Company into Mr. Sanders' 401(k) account as an employer matching contribution.

5 Amounts paid by the Company into Mr. Casey's 401(k) account as an employer matching contribution.


                   AGGREGATED EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR-END (1996)


    (a)              (b)            (c)                   (d)                      (e)
                                                  Number of Securities
                                                Underlying Unexercised     Value of Unexercised
                                                      Options/SARs             In-the-Money
                                                   Held at FY-End (#)     Options/SARs at FY-End ($)
                    Shares
                   Acquired
                      on           Value
  Name             Exercise (#)  Realized ($)  Exercisable  Unexercisable Exercisable  Unexercisable
  ----             ------------  ------------  -----------  ------------- -----------  -------------
Jose E. Kauachi         0            $0          150,000         0         $412,500         $0

Johnny L. Sanders       0            $0           87,500         0         $146,250         $0

Jefferson R. Casey      0            $0           86,250         0         $145,625         $0


EXECUTIVE EMPLOYMENT CONTRACTS

Since founding the Company in 1986 with William F. Donovan, M.D., Jose E. Kauachi has served in various executive capacities without the security of an employment agreement. On November 15, 1994, the Company entered into an employment agreement with Mr. Kauachi, to serve as the Company's President and CEO for a period of three years (plus optional one year renewals). Compensation during the term of the agreement includes the Company's standard employee benefits, dependent healthcare benefits, the use of an automobile and cellular telephone, long-term disability insurance equal to 50% of his base salary, the cost of a $1,000,000 term life insurance policy, and a base salary of $260,000 per year (which amount will increase annually based on the Consumer Price Index and which may also be increased at the discretion of the Board of Directors). Effective November 1, 1995, the Board of Directors voted to increase Mr. Kauachi's base compensation to $286,000. If Mr. Kauachi's employment is terminated without cause, he will receive compensation of $230,000, $200,000 and $150,000, respectively, in each of the three years following his termination. The Board of Directors may require him to consult with the Company for up to 40 hours and 20 hours per month in each of the first and second years, respectively, following termination as a condition to receiving this compensation. Mr. Kauachi has agreed during the term of his employment and for a period of one year thereafter not to compete with the Company. The Company may assign this agreement to any successors or assigns, the definition of which includes but may not be limited to any person that buys all or substantially all of the Company's assets or at least 40% of the Company's voting equity, or with which the Company merges or consolidates. Mr. Kauachi may resign at any time after giving thirty days written notice to the Company, at the expiration of which all compensation and benefits payable to him terminate.

On January 22, 1993, the Company entered into an employment agreement with Johnny L. Sanders, to serve as the Company's Senior Vice President for a period of three years. Mr. Sanders' employment agreement was amended effective as of January 22, 1995, and, on January 22, 1995, Mr. Sanders executed a new employment agreement to be effective on January 22, 1996 (the date upon which his original employment agreement was to terminate). Pursuant to a Termination Agreement and Release dated as of December 31, 1996, Mr. Sanders terminated his employment with the Company effective December 31, 1996. As consideration for Sanders' agreement to certain restrictive covenant and releases, the Company agreed to pay Mr. Sanders eleven monthly payments of $10,000 each, continued his insurance coverage through December 31, 1997, and extended the term during which Mr. Sanders was eligible to exercise his options to acquire the Company's Common Stock. Pursuant to such agreement, Mr. Sanders agreed not to compete with the Company or in the occupational medicine business during the one year period ending December 31, 1997.

On January 22, 1995, the Company entered into an employment agreement with Jefferson R. Casey, to serve as the Company's Senior Vice President-Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer for a period of three years. Pursuant to the terms of this employment agreement, Mr. Casey has agreed to serve for a period of three years (plus optional one year renewals). Compensation during the term of this agreement includes the Company's standard benefits, the use of an automobile and cellular telephone, and a base salary of $82,000 per year, (which amount may increase annually on January 22 of each year based on the Consumer Price Index depending upon the Company's performance and which may also be increased at the discretion of the Board of Directors). If Mr. Casey's employment is terminated without cause within the first 12 months of the Agreement, he will receive compensation of a lump sum payment equal to six months' Base Salary as in effect on the date immediately prior to the effective date of termination. If terminated without cause within the second 12 months of the Agreement, he will receive compensation of a lump sum payment equal to four months' Base Salary as in effect on the date immediately prior to the effective date of termination. If terminated without cause within the third 12 months of the Agreement, he will receive compensation of a lump sum payment equal to two months' Base Salary as in effect on the date immediately prior to the effective date of termination. Mr. Casey has agreed during the term of his employment and for a period of one year thereafter not to compete with the Company. The Company may assign this agreement to any successor or assigns, the definition of which includes but may not be limited to any person that buys all or substantially all of the Company's assets or at least 40% of the Company's voting equity, or with which the Company merges or consolidates. Mr. Casey may resign at any time after giving thirty days written notice to the Company, at the expiration of which all compensation and benefits payable to him shall terminate.

********************************************************************************

                          RELATED PARTY TRANSACTIONS

                      Relationship to
Party                    Company                Nature and Amount of Interest
-----                 ---------------           -----------------------------

Pacati, Inc.          Owned by Dr. William      Paid $160,623 in 1996 and
                      Donovan, a Director       $210 ,099 in 1995 for rental
                      and Jose E. Kauachi,      and/or leasehold improvement of
                      Chairman & CEO            the 6200 Gulf Freeway building.
                                                The leases were canceled in
                                                October 1996 as a result of
                                                Pacati, Inc.'s sale of the
                                                property to an unrelated party.

William F. Donovan, M.D.  Director              Effective February 2, 1995, the
                                                Company and Dr. Donovan agreed
                                                to amend his existing 100,000
                                                share warrant (which warrant was
                                                originally granted in
                                                consideration for Dr. Donovan's
                                                personal guarantees of certain
                                                of the Company's debts and lease
                                                agreements) to decrease the
                                                strike price from $3.125 to
                                                $2.125 (the then current market
                                                price of each share underlying
                                                the warrant).

William F. Donovan, M.D. Director               In March 1995, the Company
                                                reorganized its Houston
                                                operations whereby substantially
                                                all medical and ancillary
                                                services are provided by a
                                                medical group affiliated with
                                                the Company. In this regard, the
                                                Company assisted in the
                                                formation of a professional
                                                limited liability partnership
                                                named PhysiCare, L.L.P.
                                                ("PhysiCare"). Two of the
                                                partners of PhysiCare,
                                                Northshore Orthopedics, P.A.
                                                ("NSO") and Occupational
                                                Medicine Associates of Houston,
                                                P.A. ("OMA"), are controlled by
                                                Dr. Donovan. In connection with
                                                the reorganization, the Company
                                                (i) advanced PhysiCare a loan
                                                for up to $1,000,000, which loan
                                                is secured by all of the assets
                                                of PhysiCare (balance at
                                                December 31, 1996 was
                                                approximately $1,000,000), and
                                                (ii) advanced to Dr. Donovan and
                                                NSO collectively a loan of up to
                                                $500,000 which was
                                                collateralized by approximately
                                                $1.3 million of the accounts
                                                receivable of NSO and Donovan
                                                (balance was paid off in
                                                November, 1996).

                                                The Company, either directly or
                                                through PhysiCare, paid NSO
                                                $728,731 in 1996 and $504,878 in
                                                1995 for medical director's fees
                                                and reimbursement for contract
                                                labor, property and equipment
                                                leases, and contracted services.
                                                PhysiCare incurred $5,073,233 in
                                                cost reimbursement and
                                                management fee expenses to a
                                                subsidiary of the Company in
                                                1996.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Directors, executive officers and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) Forms 3, 4 and 5 they file. Based solely upon a review of such Forms 3, 4 and 5 and any amendments thereto furnished to the Company, and written representations from certain reporting persons that no Forms 5 were required, the Company believes that all such applicable filing requirements were complied with by each of the executive officers, directors and greater than 10% shareholders, except for (i) one report relating to four transactions for Mr. Kauachi in connection with gifts of stock to his children and grandchild, (ii) one report relating to three transactions for Dr. Donovan in connection with gifts of stock to his children,
(iii) one report relating to six purchase transactions for Mr. Pierce, and (iv) one report relating to one purchase transaction for Mr. Casey. In addition, Mr. Lowery's initial report on Form 3 was filed late.

                                 OTHER MATTERS

Management is not aware of any other matters to be presented for action at the meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter.

A copy of the Company's Annual Report for the year ended December 31, 1996, including audited financial statements, as filed with the Securities and Exchange Commission as its Annual Report on Form 10-KSB, as amended (except for exhibits thereto), accompanies this proxy statement. The Annual Report does not form any part of the material for solicitation of proxies, but contains important information on the Company's business and financial condition. The Annual Report contains a list describing all the exhibits thereto and any exhibit is available to a stockholder upon written request to the President of the Company at the address of the Company set forth on the first page hereof accompanied by payment to the Company of $35.00 plus $0.25 per page for each exhibit requested, which amount represents reasonable expenses incurred by the Company in furnishing a copy of an exhibit.

The Company will bear the costs of the solicitation of proxies from its stockholders. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Arrangements are also being made with brokerage houses and also any other nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Company, and the Company will reimburse the brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

                             STOCKHOLDER PROPOSALS

Proposals by stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting not later than January 8, 1998.

BY ORDER OF THE BOARD OF DIRECTORS


JEFFERSON R. CASEY, Secretary
Houston, Texas
April 11, 1997

                         INTEGRATED ORTHOPAEDICS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Ronald E. Pierce and Jeff R. Casey, each with full power of substitution, as proxies and authorizes them to vote as designated below, all shares of Common Stock and Series A Cumulative Convertible Preferred Stock of Integrated Orthopaedics, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Doubletree Hotel, 2001 Post Oak Boulevard, Houston, Texas 77056, Thursday, May 8, 1996 at 3:30 p.m. (local time) in Houston, Texas, or any adjournment thereof.

  The undersigned hereby revokes any proxies heretofore given to vote upon or act with respect to such shares and hereby ratifies and confirms all that said attorneys, agents, proxies, the substitutes or any of them may lawfully do by virtue hereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR"
ITEM 2.

1. ELECTION OF DIRECTORS OF THE COMPANY
     [_] FOR all nominees listed below (except as marked to the contrary).
     [_] WITHHOLD AUTHORITY to vote for all nominees listed below.
         William F. Donovan, M.D.   Jose E. Kauachi   Ronald E. Pierce
                  Clifford R. Hinkle   Victor M. Rivera, M.D.
INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE SUCH NOMINEE'S NAME ON THE SPACE PROVIDED BELOW:

---------------------    ---------------------    ---------------------

2. APPOINTMENT OF PRICE WATERHOUSE as independent accountants of the Company for the current year.
                  [_] FOR       [_] AGAINST       [_] ABSTAIN

3. In their discretion, the proxies are authorized to vote as they deem appropriate upon any other matter that properly may come before the meeting or any adjournment thereof.

                         (Please sign on reverse side)

  This Proxy, when properly executed, will be voted in the manner directed herein by the stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2. If more than one of the proxies designated hereby shall be present in person or by substitution at the Annual Meeting, or at any adjournment thereof, the majority of said proxies present and voting, either in person or by substitution, shall exercise all the powers herein given.

                                   ____________________________________________

                                   ____________________________________________

                                   DATED: _______________________________, 1997
                                   Please date, sign exactly as your name
                                   appears hereon and mail this proxy card in the enclosed envelope. No postage is required. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a partnership, this proxy should be signed in the partnership name by an authorized person. If executed by a corporation, this proxy should be signed by a duly authorized officer.
                                   [_] Please check this box if you plan on
                                       attending the Annual Meeting.

                IMPORTANT: Complete appropriate FORM on reverse